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                                                                     EXHIBIT 8.1


                     [Letterhead of Messerli & Kramer P.A.]


February 5, 2004

The Board of Governors
Granite Falls Community Ethanol Plant, LLC
2448-540th Street, Suite 1
Granite Falls, Minnesota  56241

     RE:      2004 Registration Statement Tax Matters

Ladies and Gentlemen:

As counsel for Granite Falls Community Ethanol Plant, LLC (the "Company"), we furnish the following opinion in connection with the proposed issuance by the Company of up to 30,000 of its membership units (the "Units").

We have acted as legal counsel to the Company in connection with its offering of the Units. As such, we have participated in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Form SB-2 Registration Statement to be originally dated on or about February 6, 2004 relating to that offering (the "Registration Statement").

You have requested our opinion as to the material federal income tax consequences of owning the Units of the Company. For purposes of our opinion, we are assuming that the offering will be completed, that facts will occur and that the Company will conduct its operations in the manner described in the Registration Statement. We have examined the Registration Statement and such other documents as we have deemed necessary to render our opinion expressed below.

Based on the foregoing, it is our opinion that Granite Falls Community Ethanol Plant, LLC will be treated as a partnership for federal income tax purposes. Our opinion is based on existing law as contained in the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and court decisions as of the date of this opinion, all of which are subject to change. Subsequent changes in these authorities may cause the tax treatment of Granite Falls Community Ethanol Plant, LLC for federal income tax purposes to change.

This opinion will also confirm as correct our representation to you that the statements of law, legal conclusions and general discussion regarding the material federal income tax consequences of owning Units in the Company contained in the Registration Statement under the Heading "Income Tax Consequences of Owning Our Membership Units" are accurate in all material respects, subject to the assumptions and qualifications set forth in that section. That section of the Registration Statement is a general description of the principal federal income tax consequences that are expected to arise from the ownership and disposition of the Units, insofar as it relates to matters of law and legal conclusions, which addresses material federal income tax consequences to prospective unit holders relating to the ownership and disposition of the Units. With limited exceptions, the discussion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens. The discussion extends only to matters of law and legal conclusions with respect to the general federal income tax consequences of owning Units in the Company based on the assumptions and qualifications set forth therein, and does not extend to matters of fact. The foregoing sentence does not apply to our opinion on the tax status of Granite Falls Community Ethanol Plan, LLC.

An opinion of legal counsel represents an expression of legal counsel's professional judgment regarding the subject matter of the opinion. It is neither a guarantee of the indicated result nor is an undertaking to defend the indicated result should it be challenged by the Internal Revenue Service. This opinion is in no way binding on the Internal Revenue Service or on any court of law.



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We consent to the filing of this opinion as an exhibit to the Registration
Statement and to the reference to our firm in the Registration Statement.

Very truly yours,


/s/ Messerli & Kramer P.A.

MESSERLI & KRAMER P.A.



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